Exhibit 99.1

Investor Relations Contact:

Lori Owen
Xilinx, Inc.
(408) 879-6911
ir@xilinx.com

XILINX REVISES DECEMBER QUARTER FY07 GUIDANCE

SAN JOSE, CA, DECEMBER 7, 2006 — Xilinx, Inc. (Nasdaq: XLNX) today announced its business update for the December quarter of fiscal 2007.

•                  The Company now expects December quarter sales to be down 2% to 5% sequentially due to weaker than anticipated turns business in the month of November, particularly from communications customers.  This is a revision from previous sales guidance of up 2% to 5% sequentially.

•                  Gross margin guidance is expected to be unchanged at 61% to 62%, including approximately $2 million of stock-based compensation charges.

This release contains forward-looking statements and projections. Actual events and results may differ materially from those in the forward-looking statements and are subject to risks and uncertainties including the general health of global economies as well as of the semiconductor industry, the health of our end markets and our customers’ customers, our ability to forecast end customer demand, customer acceptance of our new products, greater than expected mix shift within the new products category or greater than expected decline in mainstream products, the ability of our customers to manage their inventories, a high dependence on turns business, more customer volume discounts than expected and other risk factors listed in our most recent Form 10-K.

About Xilinx

Xilinx, Inc. (NASDAQ: XLNX) is the worldwide leader of programmable logic solutions. Additional information about Xilinx is available at http://www.xilinx.com.

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